Exhibit 10.4

CONFIDENTIAL

June 9, 2022

Mr. Alexander Buehler

Interim Chief Executive Officer

LiqTech International, Inc.

Industriparken 22C,

DK2750 Ballerup, Denmark

Dear Alex:

This letter agreement (the “Agreement”) confirms the agreement between LiqTech International, Inc. (the “Company” or “you”) and Lake Street Capital Markets, LLC (“Lake Street” or “we” or “us”) in connection with the proposed offer and private placement (the “Offering”) by the Company of debt securities of the Company (the “Securities”) to a limited number of accredited institutional, individual, or strategic investors (each an “Investor”) at a price and upon terms satisfactory to the Company. The Offering will be made pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable securities laws of states and other jurisdictions (“Blue Sky Laws”).

A.	APPOINTMENT AS PLACEMENT AGENT

The Company hereby appoints Lake Street to serve as the Company’s exclusive placement agent in connection with the Offering. Lake Street will use its best efforts to assist in the placement of the Securities, but Lake Street is acting solely as agent to the Company and expressly not as principal, and there is no commitment, expressed or implied, by Lake Street to underwrite, purchase or sell any of the Securities. The Company acknowledges that it, and not Lake Street, is ultimately responsible for the successful completion of the Offering. Lake Street is not acting as an agent or fiduciary for, and shall have no duties or liabilities to, the equity holders of the Company or any third party in connection with its engagement.

B.	SERVICES

To the extent appropriate, and if requested by you, we agree to provide the Company the following services during the Term (as defined below) of our engagement, subject to the provisions of this Agreement:

1.	conduct a review and analysis as Lake Street considers appropriate of the Company’s business and operations and the industry and markets that you serve;

2.

identify investors, which in the opinion of Lake Street are the most likely to invest in the Company and which are acceptable by the Company (“Investors”) and formulate a strategy for soliciting interest from such Investors;

3.	develop procedures and timetables for marketing the Company to Investors and contact Investors as approved by you in accordance with the terms of this Agreement;

4.

coordinate due diligence investigations of the Company by Investors, arrange and participate in due diligence meetings with Investors, and otherwise make introductions and perform services as we recommend to develop interest in the Offering; and

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5.

assist you in analyzing and evaluating term sheets or proposals from interested parties regarding an Offering, formulate negotiation strategies, and assist in all negotiations and documentation related to pricing and closing an Offering.

C.	FEES AND EXPENSES

In the event you consummate an Offering pursuant to an agreement or commitment entered into (a) during the Term (as defined below) or (b) during the one (1) month period following termination of our engagement (the “Tail Period”) with any Investor with whom you or we have contacted relative to such an Offering during the term of our engagement, the Company shall issue to Lake Street, at closing of such Offering, warrants to purchase the number of shares of the common stock of the Company equal to 2.5% of the gross proceeds raised in the offering divided by the exercise price of the warrants (the “Warrants”). The Warrants issued to Lake Street will be identical to the warrants issued to the Investors.

D.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

1.         Company and Lake Street Representations, Warranties and Covenants. The Company and Lake Street each respectively represent and warrant to each other that (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or other organizational documents, as applicable, or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.  Neither the Company nor Lake Street will engage in any activity that would cause the offer and sale of Securities not to comply with the Securities Act or applicable state securities laws.

2.         Additional Company Representations, Warranties and Covenants. The Company further represents, warrants and covenants to Lake Street that (a) the purchase agreement and Notes (the “Transaction Documents”) will be prepared and approved by the management of the Company; (b) neither the Transaction Documents nor any other written or oral statements made related to the Offering will contain an untrue statement of material fact or omit to state a material fact necessary to make the statements made in the Transaction Documents or such other materials, in light of the circumstances under which they were made, not misleading and that Lake Street may rely on such information and will have no responsibility for any such information except for information concerning Lake Street, which Lake Street shall have furnished to the Company in writing expressly for use in connection with the Offering; (c) the Company shall, and shall cause its affiliates to, from time to time, take such action as Lake Street may reasonably request to qualify the Securities for offering and sale as a private placement under the Securities Act and the securities laws of such states or other jurisdictions as Lake Street may reasonably request and to comply with such laws so as to permit such offers and sales. Without limiting the generality of the foregoing, Lake Street will be entitled to assume that all financial forecasts, other estimates and forward-looking information reviewed by us reflect the best currently available estimates and judgments of your management. The Company will not, for a period of six months following the final closing date of an Offering, offer for sale or sell any securities unless, in the opinion of the Company’s counsel, concurred in by Lake Street’s counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualifications requirements under applicable securities law with respect to the Offering. The Company acknowledges it has not engaged in any such offering during the six months prior to the date of this Agreement.

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3.         Additional Lake Street Representations, Warranties and Covenants. Lake Street represents and warrants that (a) it is a broker-dealer duly registered pursuant to the provisions of the Securities Exchange Act of 1934 and is qualified as a broker-dealer in those jurisdictions in which such qualification is necessary for Lake Street’s performance of its obligations under this Agreement; and (b) Lake Street is a member in good standing of the Financial Industries Regulatory Authority, Inc. (“FINRA”) and SIPC and that it and its agents are in material compliance with all applicable rules and regulations under the Exchange Act of 1934, as amended, FINRA and SIPC. Lake Street covenants that it will continue to make all requisite filings under FINRA and SIPC rules and regulations.

E.	QUIET PERIOD

Until the Offering contemplated hereby is completed or terminated, the Company agrees that it will not make any public statements regarding the Offering or its financing needs or plans, and further will not negotiate with any other person relating to a possible public or private offering or placement of the Company’s securities, or any merger or sale of the Company’s capital stock or assets.

F.	INDEMNIFICATION AND CONTRIBUTION

The provisions of Annex A are hereby incorporated into this agreement by reference and made a part of this Agreement.

G.	USE AND DISCLOSURE OF ADVICE AND INFORMATION

1.         Use and Disclosure. You acknowledge that all opinions and advice we render, whether formal or informal, are intended solely for the information and use of your Board of Directors and senior management, in their representative capacities, in their consideration of an Offering. No advice or opinion we render, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from, or otherwise referred to without our prior written consent, which consent will not be unreasonably withheld or delayed.

2.         Confidential Information. Lake Street agrees to regard and preserve as confidential all propriety information related to the business and activities of the Company, its current owners, clients, employees, suppliers and others with whom the Company does business (“Confidential Information”) that may be obtained by Lake Street from any source or may be developed as a result of this Agreement. Lake Street agrees to hold Confidential Information in confidence for the Company and not to disclose Confidential Information to any person, firm or enterprise, unless specifically authorized by the Company, for a period of one year. Information will not be considered Confidential Information to the extent that such information is currently in the possession of Lake Street, is already known to be free of any restriction at the time it is obtained by Lake Street, is learned from any independent third party free of any restriction, or available publicly through no fault of Lake Street. Lake Street may disclose any information when it is reasonably believed necessary for the conduct of its business or where disclosure is required by law.

3.         Contact with Investors. You authorize Lake Street to transmit to the prospective Investors, after entry into a non-disclosure agreement reasonably acceptable to the Company by such prospective Investors, any Offering Materials or other written information prepared by the Company and its counsel with such exhibits and supplements as may from time to time be required or appropriate (the “Offering Documents”). You agree to furnish us the names of all parties with which you discussed an Offering or which you contacted prior to our engagement, or which contact you concerning an Offering during the term of our engagement. Promptly following termination of our engagement, we will provide you with a list of all parties with whom we have had contact or, to our knowledge, you have had contact, with respect to a possible Offering prior to the termination of our engagement.

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4.         Anti-Money Laundering Compliance. To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

5.         Advertisements. You agree that we may place advertisements (subject to the reasonable prior written approval by the Company of its content) in mailings, financial and other newspapers and journals at our expense describing our services to you for any publicly announced or completed Offering and use your logo, provided that we will observe any restrictions concerning use you request, and not disclose, without your consent, the size of the Offering or proceeds you receive in such advertisements unless such information is already publicly available. If we request, you agree to include a mutually acceptable reference to us in any press release or other public announcement made by you regarding the matters described in this agreement. Otherwise, you may not refer to us publicly in connection with our role in the Offering without our prior written consent. Notwithstanding the foregoing, the Company is entitled to disclose Lake Street’s role in the Offering and the terms and conditions set forth in this Agreement without Lake Street’s consent to the extent required by law, judicial process or any governmental and/or regulatory body.

H.	TERM AND TERMINATION

The term of this agreement (the “Term”) shall run for two (2) months from the date of this Agreement, and may be extended by mutual consent of the Parties (the “Term”). You or we may terminate our engagement under this Agreement, with or without cause, upon ten days’ written notice to the other party. Sections C, D, F, G, H, I, and J, and Annex A will survive any termination of our engagement under this Agreement.

I.	OTHER MATTERS RELATING TO OUR ENGAGEMENT

1.         Limitation of Role and Duties. You acknowledge that you have retained us solely to provide the services to the Company set forth in this Agreement. In rendering such services, we will act as an independent contractor. You acknowledge that nothing in this Agreement or otherwise is intended to create duties to you beyond those expressly provided for in this agreement, and we and you specifically disclaim the existence or creation of any fiduciary, agent or special relationship between, or the imposition of any fiduciary or agency duties on, either party. You acknowledge that we are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. You should consult with your own advisors concerning such matters and are responsible for making your own independent investigation and appraisal of the Offering contemplated by this Agreement, and we have no responsibility or liability to you with respect to such matters.

2.         Other Activities. You acknowledge that we are a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect offerings, for their own account or the accounts of customers, in your debt or equity securities, your affiliates or other entities that may be involved in the Offerings contemplated by this Agreement. In addition, we and our affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or the Offering. Except as otherwise provided herein or by separate agreement with you, we and our affiliates will not use confidential information obtained from you pursuant to this engagement in connection with the performance by us and our affiliates of services for other companies, and we and our affiliates will not furnish any such information to other companies. You also acknowledge that we and our affiliates have no obligation to use in connection with this engagement or to furnish you confidential information obtained from other companies. Furthermore, you acknowledge we may have fiduciary or other relationships whereby we or our affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or others with interests in respect of the Offering. You acknowledge that we or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other relationships without regard to our relationship to you hereunder.

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3.         Prohibition on Promise of Favorable Research. By entering into this Agreement or serving as placement agent in the Offering or in any capacity in a future transaction, Lake Street does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of the Company and the Company herby acknowledges and agrees that Lake Street’s selection as placement agent for the Offering or in any capacity in a future transaction was in no way conditioned, explicitly or implicitly, on Lake Street providing favorable or any research coverage of the Company. In accordance with FINRA Rule 2711(e), the parties acknowledge and agree that Lake Street has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to the Company or inducement for the receipt of business or compensation.

J	GENERAL PROVISIONS

1.          Governing Law; Venue. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this agreement, or the negotiation, execution or performance of this Agreement, will be governed by and construed in accordance with the laws of New York. The parties irrevocably agree that any legal action or proceeding under, arising out of or in any manner relating to this Agreement shall be brought exclusively in any court of competent jurisdiction in the County of New York, State of New York. Each of the parties, by its execution and delivery of this Agreement, expressly and irrevocably assents and submits to the jurisdiction of any of such courts in any such action or proceeding. The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by registered or certified mail in the manner prescribed below in this Agreement. The parties further irrevocably consent that any judgment rendered by such court in the State of New York may be entered in other court having competent jurisdiction thereof.

2.         WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR ANY MATTERS CONTEMPLATED BY THIS AGREEMENT.

3.         Miscellaneous. This Agreement embodies the entire agreement and understanding between you and us and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement may be executed in any number of counterparts. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts will be valid for all purposes. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect. You and us will endeavor in good faith negotiations to replace the invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions. This Agreement is solely for the benefit of the Company and us as herein provided, and no other person (other than the Indemnified Persons set forth in Annex A hereto) will acquire or have any rights by virtue of this Agreement. All notices and other communications required hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by facsimile or email; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (i) if to the Company, at the Company’s address as set forth above or at such other address or contact information as the Company shall have furnished to Lake Street expressly for such purpose or (ii) if to Lake Street, to Lake Street Capital Markets, LLC, 920 Second Avenue South, Suite 700, Minneapolis, MN 55402, Attention: Paul McNamee, Chief Compliance Officer, or at such other address or contact information as Lake Street shall have furnished to the Company expressly for such purpose.

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If this Agreement correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to us.

Sincerely,

Lake Street Capital Markets, LLC

By:      /s/ Michael Townley

Name: Michael Townley

Title: Head of Investment Banking

Agreed to as of the date first above written:

LiqTech International, Inc.

By:  /s/ Alexander Buehler

Name:         Alexander Buehler

Title: Interim Chief Executive Officer

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ANNEX A

You agree to (i) indemnify and hold harmless Lake Street, our affiliates (within the meaning of the Securities Act of 1933), and each of their respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (each of Lake Street and such other person or entity is hereinafter referred to as an “Indemnified Person”), from and against any losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject or involved in any capacity arising out of or in connection with our engagement under or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part, regardless of whether any of such Indemnified Persons is a party thereto, and (ii) periodically reimburse an Indemnified Person for such person’s reasonable legal and other documented expenses as they may be incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation, whether or not such action, inquiry, proceeding or investigation is initiated or brought by or against any person, including your creditors or stockholders. Notwithstanding anything to the contrary set forth in this Annex A, the Company shall not be obligated to indemnify Lake Street for any such losses, claims, damages, liabilities or expenses that are finally judicially determined to have resulted from such Indemnified Person’s gross negligence or willful misconduct.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, you agree to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Offering or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) of the foregoing sentence but also the relative fault of each such Indemnified Person, respectively, and you, as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses in connection with any Offering exceed the amount of the fee actually received by us pursuant to this Agreement. The respective relative benefits received by us and you in connection with any Offering will be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to Lake Street in connection with the Offering bears to the total gross proceeds raised in the Offering, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against you pursuant to this Agreement, notify you in writing of the commencement thereof; but omission so to notify you will not relieve you from any liability which you may have to any Indemnified Person, except your obligations to indemnify for losses, claims, damages, liabilities or expenses to the extent that you suffer actual prejudice as a result of such failure, and in no event will any such omission relieve you from your obligation to provide reimbursement of expenses or any liability which you may have to an Indemnified Person otherwise than hereunder. If you so elect, you may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to us) and payment of expenses, provided you permit an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense. Notwithstanding the foregoing, in the event (i) you fail promptly to assume the defense and employ counsel reasonably satisfactory to us, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between you or your counsel and such Indemnified Person or there may be legal defenses available to an Indemnified Person that are different from or in addition to those available to the Company, an Indemnified Person may employ separate counsel (in addition to local counsel) to represent or defend such Indemnified Person in such action or proceeding, and you agree to pay the fees and disbursements of such separate counsel as incurred; provided however, that you will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

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You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of us and each other Indemnified Person from all liability and obligations arising therefrom. Without your prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that you reimburse the Indemnified Person for fees and expenses as provided in this Agreement, you agree that you will be liable for any settlement of any proceeding effected without your prior written consent if (i) such settlement is entered into more than 30 days after receipt by you of the request for reimbursement, and (ii) you have not reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

You also agree that no Indemnified Person will have any liability (whether in contract or in tort) to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed hereunder, except losses, claims, damages, liabilities and expenses you incur that are finally judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, will any Indemnified Person be liable for any consequential, indirect, incidental, special or punitive damages of any nature. In no event will any Indemnified Person be liable for an amount in excess of the aggregate amount of fees actually received by Lake Street pursuant to this Agreement. Your indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Company shall provide for the assumption of its obligations under this Annex A by the purchaser or transferee of such assets.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.